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                                                                      EXHIBIT 11

                      H. J. HEINZ COMPANY AND SUBSIDIARIES

                      COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                        Fiscal Year Ended
                                                  -----------------------------
                                                  April 30,  May 1,    May 3,
                                                    1997      1996      1995
                                                  --------- --------- ---------
Primary income per share:
  Net income..................................... $ 301,871 $ 659,319 $ 591,025
  Less-preferred dividends.......................        43        56        64
                                                  --------- --------- ---------
  Net income applicable to common stock.......... $ 301,828 $ 659,263 $ 590,961
                                                  ========= ========= =========
Average common shares outstanding and
 common stock equivalents........................   373,703   377,156   372,806
                                                  ========= ========= =========
  Net income per share--primary.................. $    0.81 $    1.75 $    1.59
                                                  ========= ========= =========
Fully diluted income per share:
  Net income..................................... $ 301,871 $ 659,319 $ 591,025
                                                  ========= ========= =========
  Average common shares outstanding and
   common stock equivalents......................   373,703   377,156   372,806
  Additional common shares assuming:
    Conversion of $1.70 third cumulative
    preferred stock..............................       340       451       511
    Additional common shares assuming options
    were
     exercised at the year-end market price......     1,101     1,491     1,501
                                                  --------- --------- ---------
                                                    375,144   379,098   374,818
                                                  ========= ========= =========
  Net income per share--fully diluted............ $    0.80 $    1.74 $    1.58
                                                  ========= ========= =========
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